Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Advisor Series II	Fidelity Series Investment Grade Securitized Fund	07/19/2018	17.50
Fidelity Hereford Street Trust	Fidelity Series Treasury Bill Index Fund	07/19/2018	1.50
Fidelity Income Fund	Fidelity Series Government Bond Index Fund	07/19/2018	1.50
Fidelity Salem Street Trust	Fidelity Series 0-5 Year Inflation-Protected Bond Index Fund	05/13/2021	2.5
Fidelity Salem Street Trust	Fidelity Series 5+ Year Inflation-Protected Bond Index Fund	05/13/2021	2.5
Fidelity Salem Street Trust	Fidelity Series Bond Index Fund	01/17/2019	1.25
Fidelity Salem Street Trust	Fidelity Series Corporate Bond Fund	07/19/2018	17.50
Fidelity Salem Street Trust	Fidelity Series Government Money Market Fund	01/14/2016	7.00
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	09/18/2008	17.50
Fidelity Salem Street Trust	Fidelity Series Long-Term Treasury Bond Index Fund	04/14/2016	1.50
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	11/20/2014	17.50

Fidelity School Street Trust	Fidelity Series International Developed Markets Bond Index Fund	05/13/2021	3.0

Fidelity Management & Research Company LLC By: /s/Christopher J. Rimmer Name: Christopher J. Rimmer Title: Treasurer	Fidelity Management & Research (Japan) Limited By: /s/Kirk Roland Neureiter Name: Kirk Roland Neureiter Title: Director